Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Montana Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	13,444,581	(2)	$12.185	(5)	$163,822,219.50	(5)	0.00014760	$24,180.16
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,688,916	(3)	$12.185	(5)	$32,764,441.50	(5)	0.00014760	$4,836.03
Equity	Common stock, $0.0001 par value per share	Rule 457(h)	1,335,080	(4)	$0.226	(6)	$301,728.08	(6)	0.00014760	$44.54
Total Offering Amounts							$196,888,389.08			$29,060.73
Total Fee Offsets (7)										-
Net Fee Due										$29,060.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Montana Technologies Corporation (the “Company”) that become issuable under certain non-plan stock option agreements (the “Non-Plan Option Agreements”), the Montana Technologies Corporation 2024 Incentive Award Plan (the “2024 Incentive Plan”) and the Montana Technologies Corporation 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock authorized for future issuance under the 2024 Incentive Plan as of the date of this Registration Statement, which includes 5,371,069 shares of Common Stock initially reserved for issuance under the 2024 Incentive Plan, plus 8,073,512 shares of Common Stock representing an estimate of the shares of Common Stock that may in the future become available under the 2024 Incentive Plan due to an annual automatic increase provision contained therein.

(3)	Represents shares of Common Stock authorized for future issuance under the 2024 ESPP as of the date of this Registration Statement, which includes 1,074,213 shares of Common Stock initially reserved for issuance under the 2024 ESPP, plus 1,614,703 shares of Common Stock representing an estimate of the shares of Common Stock that may in the future become available under the 2024 ESPP due to an annual automatic increase provision contained therein.

(4)	Represents shares of Common Stock issuable upon the exercise of outstanding options to purchase Common Stock granted under Non-Plan Option Agreements.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of Common Stock on the Nasdaq Stock Market LLC on June 5, 2024.

(6)	The proposed maximum offer price per share has been determined pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is $0.226 per share, which is the weighted-average exercise price of stock option awards outstanding under the Non-Plan Option Agreements as of the date of the Registration Statement.

(7)	The Registrant does not have any fee offsets.